Exhibit 99.1

 Kodak Reports 1st-Quarter Sales of $2.889 Billion; Digital Sales Increase 29%;
   1st-Qtr GAAP Net Loss Totals $298 Million ($1.04 Per Share); Company Ends
                      Quarter with $1.077 Billion in Cash

    ROCHESTER, N.Y.--(BUSINESS WIRE)--May 4, 2006--

    Company Reaffirms 2006 Performance Targets in Three Key Areas:
 Digital Earnings Growth, Digital Revenue Growth, and Cash Generation

    Eastman Kodak Company reported that revenue rose 2% in the first quarter, led by a 29% increase in the sale of digital products and services.
    On the basis of generally accepted accounting principles in the U.S. (GAAP), the company reported a first-quarter loss of $298 million, or $1.04 per share, largely stemming from restructuring charges ($197 million after taxes) and rising silver and oil costs.
    "Our first quarter results continue to show the expected strong seasonality of our business. Our results are essentially on plan, with some units ahead and some behind," said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. "My expectations for Kodak's financial performance this year are essentially unchanged. We expect to achieve our 2006 performance targets in the areas of digital earnings growth, digital revenue growth, and cash generation.
    "We ended the quarter with more than $1 billion in cash on our balance sheet, and our cash consumption was essentially on plan," said Perez. "Digital earnings improved, compared to the same period last year, and that improvement accelerated during March, which increases our confidence for a solid full-year performance. We now expect to achieve profitability in our entire digital portfolio during the third quarter, a full quarter sooner than last year."
    In separate announcements, the company also said that it is exploring strategic alternatives for its Health Group and unveiled organizational changes aimed at improving its ability to compete in digital markets.
    "These are all important steps toward completing the creation of the new Kodak," Perez said. "These planned actions are part of our broader digital transformation and will help us to better manage our digital and traditional businesses, achieve our digital business model, and reduce administrative costs company-wide for sustained success."

    For the first quarter of 2006:

    -- Sales totaled $2.889 billion, an increase of 2% from $2.832 billion in the first quarter of 2005. This includes a negative foreign exchange impact of 2 percentage points. Digital revenue totaled $1.616 billion, a 29% increase from $1.250 billion. Traditional revenue totaled $1.257 billion, a 20% decline from $1.573 billion. New Technologies contributed an additional $16 million in the first quarter, compared with $9 million in the year-ago quarter.

    -- The company's loss from continuing operations in the quarter, before income taxes, interest, and net of other income and charges, was $259 million, compared with a loss of $201 million in the year-ago quarter.

    -- The GAAP net loss was $298 million, or $1.04 per share, compared with a GAAP net loss of $146 million, or $0.51 per share, in the year-ago period.

    -- Digital earnings were a negative $37 million, compared with a negative $51 million in the year-ago quarter.

    Other first-quarter 2006 details:

    -- For the quarter, net cash from operating activities was a negative $481 million, compared with a negative $223 million in the year-ago quarter. Investable cash flow for the quarter was negative $576 million, compared with negative $258 million in the year-ago quarter.

    -- Gross Profit was 23.5%, down from 24.4%, primarily because of the negative impact of foreign exchange and lower volumes and prices. Gross Profit was also negatively impacted by the increased depreciation charges due to the asset useful life changes made in the third quarter of 2005.

    -- Selling, General and Administrative expenses were 21% of sales, consistent with the year-ago quarter, and attributable to cost reductions in the Film and Photofinishing Group offset by the acquisitions of Kodak Polychrome Graphics and Creo, plus higher spending levels in the Consumer Digital Imaging group.

    -- Debt decreased $18 million from the fourth-quarter level, to $3.565 billion as of March 31.

    -- Kodak held $1.077 billion in cash on its balance sheet as of March 31, compared with $1.031 billion on March 31, 2005, and $1.665 billion on December 31, 2005. This is consistent with the company's stated desire to maintain approximately $1 billion of cash on hand.

    "The success of our digital products in the marketplace is more evidence of Kodak's digital prowess," said Perez. "At the recent worldwide IPEX printing tradeshow in England, our Graphic Communications Group showcased numerous well-received products and services aimed at helping print providers drive greater revenue and operational efficiencies. Our sales at the show were twice what we expected. Our Health Group is driving improved performance in the areas of healthcare information systems, computed radiography, and medical and dental digital radiography. On the consumer side, our EASYSHARE system just marked its fifth anniversary and continues to set the standard for ease of use and imaging innovation. In January, we brought to market the world's first dual-lens digital camera, which has been very positively received by technology experts and consumers worldwide."
    Segment sales and results from continuing operations, before interest, taxes, and other income and charges (earnings from operations), are as follows:

    -- Graphic Communications Group sales were $870 million, up 136%, reflecting the acquisition of KPG and Creo. Earnings from operations increased by $65 million, from a loss of $34 million last year to earnings of $31 million in the first quarter of 2006. This improvement was largely driven by contributions from acquired businesses and strong year-over-year earnings improvement from NexPress. Digital earnings increased by $67 million, from a loss of $24 million last year to earnings of $43 million in the first quarter of 2006.

    -- Consumer Digital sales totaled $498 million, down 10%. Loss from operations for the segment was $94 million, compared with a year-ago loss of $58 million. This primarily reflects higher retailer inventory on an industry-wide basis, previously announced price reductions for thermal media, and increased depreciation charges due to the asset useful life changes made in the third quarter of 2005, partially offset by a year-over-year improvement in digital capture earnings.

    -- Film and Photofinishing System sales were $916 million, down from $1.268 billion in the year-ago quarter. Earnings from operations were $29 million, compared with $71 million in the year-ago quarter. The increased non-cash charges for depreciation, due to the asset useful life changes made in the third quarter of 2005, account for more than half of this decline.

    -- Health Group sales were $585 million, down 7%. Earnings from operations for the segment were $46 million, compared with $78 million a year ago. This is primarily the result of lower earnings from traditional radiography film and digital output and higher silver costs, which affect the Health Group more than any other Kodak business because of the higher silver content of its products. This was partially offset by improved earnings in computed radiography, healthcare information systems and digital radiography. Digital earnings were $17 million, down from $33 million in the year-ago quarter.

    -- All Other sales were $20 million, up 18% from the year-ago quarter. The loss from operations totaled $43 million, compared with a loss of $52 million a year ago. Digital loss for this segment was $3 million, compared with a $2 million loss in the year-ago quarter. The All Other category includes displays, consumer inkjet, and other miscellaneous businesses.

    Outlook for 2006:

    Kodak continues to expect that it will increase digital earnings to a range of $350 million to $450 million, with digital revenue growth expected to be between 16% and 22%. The company also expects investable cash flow to be between $400 million and $600 million, with net cash provided by operating activities from continued operations of $800 million to $1.0 billion.

    Form 10-Q and Conference Call Information:

    The Management Discussion & Analysis document that typically is filed with the company's earnings news release is included as part of the company's Form 10-Q filing. You may access this document one of three ways:


1. Click on the following link: http://www.sec.gov/Archives/edgar/ data/31235/000120677406001025/ek125908.htm (Due to its length, this
   URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.)
2. Visit Kodak's Investor Center page at:
   http://www.kodak.com/go/invest and click on SEC Filings.
3. Visit the U.S. Securities and Exchange Commission EDGAR website at: http://www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings.


    In addition, Antonio Perez and Robert Brust, Chief Financial Officer, will host a conference call with investors at 11:00 a.m. eastern time today. To access the call, please use the direct dial-in number: 913-981-5591, access code 9167403. There is no need to pre-register.
    For those wishing to participate via an Internet Broadcast, please access our Kodak Investor Center web page at: http://www.kodak.com/go/invest.
    The call will be recorded and available for playback by 2:00 p.m. eastern time today by dialing 719-457-0820, access code 9167403. The playback number will be active until Wednesday, May 11, at 5:00 p.m. eastern time.

    Safe Harbor Statement:

    Digital and traditional revenues, digital revenue growth, digital earnings, and investable cash flow are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of these measures included in this press release to the most directly comparable GAAP financial measures can be found in the GAAP reconciliation document attached to this press release.
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's digital earnings, digital revenue growth, seasonality of the business, profitability of the digital portfolio, cash and cash flow are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- Execution of our digital growth and profitability strategies, business model, and cash plan;

    --  Implementation of a changed segment structure;

    -- Implementation of our cost reduction program, including asset rationalization and monetization, reduction in sales, general and administrative costs and personnel reductions;

    -- Transition of certain financial processes and administrative functions to a global shared services model and outsourcing of certain functions to third parties;

    -- Implementation of, and performance under, our debt management program including compliance with our debt covenants;

    -- Protection, enforcement and defense of our intellectual property;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products) and go-to-market strategies;

    -- Implementation of intellectual property licensing and other strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    -- Improvement in supply chain efficiency and management of third-party sourcing relationships;

    -- Implementation of our strategies designed to address the decline in our traditional businesses; and

    -- Performance of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  Competitive actions, including pricing;

    -- Changes in our debt credit ratings and our ability to access capital markets;

    -- The nature and pace of technology evolution, including the traditional-to-digital transformation;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to accounting rules and to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions;

    --  Continued effectiveness of internal controls, and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission;

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.


Eastman Kodak Company
First Quarter 2006 Results
Non-GAAP Reconciliations


    Within the Company's first quarter 2006 press release, the Company makes reference to certain non-GAAP financial measures including "digital revenues", "traditional revenues", "new technologies revenues", total Company "digital earnings", "digital earnings" by segment, and "investable cash flow". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.
    The following table reconciles digital revenue, traditional revenue, and new technologies revenue amounts and growth rates from prior year as presented to the most directly comparable GAAP measure of total consolidated net sales (dollar amounts in millions):


                                                           Change from
                                           Q1 2006 Q1 2005  prior year
                                           ------- ------- -----------

Digital revenue, as presented              $ 1,616 $ 1,250      +29%
Traditional revenue, as presented            1,257   1,573      -20%
New Technologies revenue, as presented          16       9      +78%
                                           ------- -------   -------
Total consolidated net sales (GAAP basis)  $ 2,889 $ 2,832      + 2%
                                           ======= =======   =======


    The following table reconciles digital (loss) earnings, both by segment and in total, to the most directly comparable GAAP measure of consolidated (loss) from continuing operations before interest, other income (charges), net and income taxes (dollar amounts in millions):


                                                    Q1 2006   Q1 2005
                                                    -------   -------
Digital (loss) earnings by segment, as presented:
    Consumer Digital Imaging Group                  $   (94)  $   (58)
    Graphic Communications Group                         43       (24)
    Health Group                                         17        33
    All Other                                            (3)       (2)
                                                    -------   -------
Total Company digital loss, as presented                (37)      (51)

Traditional earnings                                     46       105
New Technologies loss                                   (40)      (49)
Restructuring costs and other                          (228)     (206)
                                                    -------   -------
Loss from continuing operations before
  interest, other income (charges), net and
  income taxes (GAAP basis)                         $  (259)  $  (201)
                                                    =======   =======


    The following table reconciles the net cash used in continuing operations relating to operating activities under US GAAP, to Kodak's definition of (1) free cash flow, (2) operating cash flow, and (3) investable cash flow:


                             1st  Quarter
---------------------------------------------------------------------
($ millions)                                         2006      2005
                                                    -----------------
Net cash used in continuing operations relating to
 operating activities:                                ($481)    ($223)
Additions to properties                                 (93)      (99)
                                                    -----------------
Free Cash Flow (continuing operations)                 (574)     (322)
Net proceeds from sales of businesses/assets              6         1
Distributions from/(investments in) unconsolidated
 affiliates                                              (8)       63
Acquisitions, net of cash acquired                        0       (47)
                                                    -----------------
Operating Cash Flow (continuing operations)            (576)     (305)
Acquisitions, net of cash acquired                        0        47
                                                    -----------------
Investable Cash Flow (continuing operations)          ($576)    ($258)
---------------------------------------------------------------------

The following table reconciles projected full year 2006 digital earnings to the most comparable GAAP measure of projected full year 2006 total Company loss from continuing operations before interest, other income (charges), net and income taxes (dollar amounts in millions):

Digital earnings, as presented                              $350-$450
Traditional earnings, New Technologies earnings
 and Restructuring costs, net                            (1,200)-(950)
                                                        -------------
Total Consolidated loss from continuing operations
   before interest, other income (charges), net and
   income taxes (GAAP basis)                            $ (850)-$(500)
                                                        =============

The following table reconciles projected full year 2006 digital revenue growth to the most comparable GAAP measure of projected full year 2006 total Company revenue growth:

Digital revenue growth (including New Technologies),
 as presented                                                 16%-22%
Traditional revenue decline                               (22)%-(16)%
Total Company revenue (decline) growth (GAAP basis)           (2)%-4%

The following table reconciles projected full year 2006 investable cash flow to the most directly comparable GAAP measure of projected full year 2006 net cash provided by operating activities from continued operations (dollar amounts in millions):

Investable cash flow, as presented                          $400-$600
Additions to properties, net proceeds from sales of
 businesses/assets, distributions from/(investments in)
 unconsolidated affiliates and dividends                          400
                                                        -------------
Net cash provided by operating activities
   from continued operations (GAAP basis)                 $800-$1,000
                                                        =============


    As previously announced, the Company will only report its results from continuing operations on a GAAP basis, which will be accompanied by a description of the non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the first quarter of 2006 and 2005, respectively.


                                            1st Quarter
                                  -----------------------------------
                                       2006                2005
(in millions, except per share
 data)                              $       EPS         $        EPS
                                  ---------------     ---------------
Loss from continuing
 operations - GAAP                $(298)   $(1.04)    $(147)   $(0.51)

COGS
- Charges for accelerated
 depreciation in connection with
 the focused cost reduction
 actions                             82                  81
- Charges for inventory
 writedowns in connection with
 focused cost reduction actions       1                  10
                                  ---------------     ---------------
                      Subtotal       83      0.29        91     $0.32
                                  ---------------     ---------------

Restructuring
- Charges for focused cost
 reduction actions                  145                 115
                                  ---------------     ---------------
                      Subtotal      145      0.51       115     $0.40
                                  ---------------     ---------------

Other Income/(Charges)
- Impairment of property
 related to focused cost
 reduction actions                    4                   -
                                  ---------------     ---------------
                      Subtotal        4      0.01         -        $-
                                  ---------------     ---------------

Taxes
- Tax impacts of the above-
 mentioned items                    (33)                (57)
                                  ---------------     ---------------
                      Subtotal      (33)    (0.11)      (57)   $(0.20)
                                  ---------------     ---------------

    CONTACT: Eastman Kodak Company
             Media:
             David Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             David Kassnoff, 585-724-2137
             david.kassnoff@kodak.com
             or
             Investor Relations:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             or
             Carol Wilke, 585-724-4683
             carol.wilke@kodak.com